As filed with the Securities and Exchange Commission on July 16, 2019

Registration No.  333-189221

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT NO. 333-189221
UNDER
THE SECURITIES ACT OF 1933

GLOBAL BRASS AND COPPER, INC.
and certain entities identified in the “Table of Additional Registrants” below
(Exact name of registrant as specified in its charter)

Delaware	06-1826564
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

475 N. Martingale Road Suite 1050
Schaumburg, IL 60173
(847) 240-4700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

 Anne-Marie W. D’Angelo
General Counsel
Global Brass and Copper Holdings, Inc.
475 N. Martingale Road Suite 1050
Schaumburg, IL 60173
(847) 240-4711

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Paul Scrivano Ropes & Gray LLP 1211 Avenue of the Americas New York, New York 10036	Christopher Ewan Amber Meek Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, New York 10004

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ✓ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

TABLE OF ADDITIONAL REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Address and Phone Numbers	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Global Brass and Copper Holdings, Inc.	Delaware	475 N. Martingale Road Suite 1050 Schaumburg, IL 60173 847-240-4700	3350	06-1826563
Chase Brass and Copper Company, LLC(1)	Delaware	14212 County Road M-50 Montpelier, OH 43543 419-485-3193	3350	75-3261457
GBC Metals, LLC(2)	Delaware	427 N. Shamrock East Alton, IL 62024 618-258-5476	3350	68-0661230
A.J. Oster, LLC	Delaware	301 Metro Center Blvd. #204, Warwick, RI 02886 401-739-0800	3350	68-0661238
A.J. Oster Foils, LLC	Delaware	2081 McCrea St. Alliance, OH 44601 330-823-1700	3350	75-3261463
A.J. Oster Caribe, LLC	Delaware	Centro Industrial Rio Kanas Carretera 175 Lote #29 Caguas, Puerto Rico 00725 787-747-8125	3350	05-0422403
A.J. Oster West, LLC	Delaware	22833 La Palma Ave. Yorba Linda, CA 92887 714-692-1000	3350	75-3261460

(1) On January 1, 2017, Chase Brass, LLC and Chase Industries, LLC were merged with and into Chase Brass and Copper Company, LLC and have ceased  to exist. These entities were included as additional registrants on the original Form S-4, but they are no longer additional registrants as a result of the transactions.

(2) On January 1, 2017, Olin Fabricated Metal Products, LLC and Bryan Metals, LLC were merged with and into GBC Metals, LLC and have ceased to exist. These entities were included as additional registrants on the original Form S-4, but they are no longer additional registrants as a result of the transactions.

EXPLANATORY NOTE — DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”), filed by Global Brass and Copper, Inc., a Delaware corporation (the “Company”), relates to the Registration Statement on Form S-4 (Registration Number 333-189221) filed by the Company with the U.S. Securities and Exchange Commission on June 10, 2013, as amended by Amendment No. 1 thereto on July 24, 2013 and Amendment No. 2 thereto on September 3, 2013 (the “Registration Statement”), pertaining to the registration of the securities described in the Registration Statement.

On April 9, 2019, Global Brass and Copper Holdings, Inc. (“GBC”), the parent of the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Wieland Holdings, Inc., an Illinois corporation (“Parent”), Elephant Acquisition Corp., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub”) and Wieland-Werke Aktiengesellschaft, a German stock corporation (“Parent Holdco”), pursuant to which Parent Holdco would acquire GBC. On July 16, 2019, pursuant to the Merger Agreement, (i) each share of common stock of GBC, par value $0.01 per share (the “Shares”) (other than Shares owned by GBC in treasury or by Parent Holdco, Parent or Merger Sub, or any wholly owned subsidiary of Parent Holdco (other than Parent and Merger Sub)) was automatically canceled and converted into the right to receive an amount in cash equal to $44, without interest thereon (the “Merger Consideration”) and less any applicable withholding taxes, and (ii) Merger Sub merged with and into GBC, with GBC continuing as the surviving corporation and a wholly-owned indirect subsidiary of Parent Holdco (the “Merger”). The Merger became effective on July 16, 2019 following the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the “Effective Time”).

In accordance with the undertaking made by the Company in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered for issuance but remain unsold at the termination of the offering, this post-effective amendment to the Registration Statement is being filed to remove from registration, as of the effectiveness of this post-effective amendment, any and all securities of the Company that are registered under the Registration Statement that remain unsold as of the effectiveness of this post-effective amendment, and to terminate the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Schaumburg, IL on July 16, 2019.

GLOBAL BRASS AND COPPER, INC.

By:	/s/ John. J. Wasz
	Name:	John J. Wasz
	Title:	President and Chief Operating Officer

Pursuant to the requirements of the Securities Act of 1933, each of the co-registrants Global Brass and Copper Holdings, Inc., Chase Brass and Copper Company, LLC, GBC Metals, LLC, A.J. Oster, LLC, A.J. Oster Foils, LLC, A.J. Oster Caribe, LLC and A.J. Oster West, LLC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused the Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Schaumburg, IL on July 16, 2019.

GLOBAL BRASS AND COPPER HOLDINGS, INC. CHASE BRASS AND COPPER COMPANY, LLC GBC METALS, LLC A.J. OSTER, LLC A.J. OSTER FOILS, LLC A.J. OSTER CARIBE, LLC A.J. OSTER WEST, LLC

By:	/s/ John J. Wasz
	Name:	John J. Wasz
	Title:	President and Chief Operating Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.